Hotel Investments - ParaYso Hotel Vancouver has finalized land Contract at 620 Seymour Street, Vancouver, British Columbia, Canada.

Vancouver, British Columbia Canada, May 2nd, 2008 -- Rancho Santa Monica Developments, Inc., (OTC Bulletin Board: RSDV), ('the Company'), has signed an irrevocable contract of purchase and sale for the lands at 620 Seymour Street for $5,500,000 Canadian Dollars.

The Company plans to build a Hotel with a roof top bar lounge, of up to 91 nicely designed interior suites, and energy efficient Hotel. The interiors will be exquisite but will be for the 20th century where beauty, green and energy are of hi concerns. The development is lead by Graham Alexander, a developer of hotels in Mayan Riviera Mexico and Chilliwack, B.C., Canada. The total development is budgeted for $28 million Canadian Dollars.

The Hotel is located in Downtown Vancouver Financial District, within 1 block of the new Canada Line shuttle from the Vancouver International Airport and 2 blocks from the new Canada Convention Center. The hotel is located adjacent to Steve Nash Sports Gym, Gotham Restaurant, and the Shore Club fine dining restaurant. We are also 1 block away from Vancouver’s largest Shopping Center, Pacific Shopping Center and 1 block from the TSX Stock Exchange Tower.

Upon completion of the lands and obtaining our development permits, the Company plans to commence construction in the summer of 2009 and complete in the summer of 2011.

“After all the infrastructure projects for the 2010 Winter Olympics are completed in 2009, we expect labour to be more abundant and the costs of construction to be more reasonable than they are now. We will also be in time for the after boom expected from the 2010 Olympics, similar to Expo 86 after boom that occurred here in Vancouver” quoted Angela Manetta, the Company Vice President.

For Further Information please contact:

Graham Alexander
President, Director
Rancho Santa Monica Developments, Inc.
604-689-0938 or
604-537-5905
info@rsdv.net
www.rsdv.net